EXHIBIT 5

F. MARK REUTER

DIRECT DIAL: (513) 579-6415

FACSIMILE: (513) 579-6457

E-MAIL: MREUTER@KMKLAW.COM

November 26, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

This firm is general counsel to LSI Industries Inc. and as such, we are familiar with LSI’s Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the amendment of the LSI 2003 Equity Compensation Plan (“Plan”), pursuant to which a total of 2,250,000 additional shares of Common Stock may be issued upon the exercise of options granted under the Plan. Based solely upon such examination, we are of the opinion that:

1. LSI is a duly organized and validly existing corporation under the laws of Ohio; and

2. LSI has taken all necessary and required corporate actions in connection with the proposed issuance of up an additional 2,250,000 shares of Common Stock pursuant to the Plan, and such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of 2,250,000 free of any claim of pre-emptive rights.

We hereby consent to the filing of this opinion as an exhibit to a Registration Statement on Form S-8 with respect to the Common Stock issuable under the Plan and to the references to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consult is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely, KEATING, MUETHING & KLEKAMP, P.L.L.

By:	/s/ F. Mark Reuter

F. Mark Reuter